7777 Washington Village Drive Suite 280 Dayton, OH 45459 866-439-9093

Code of Ethics Updated January 31, 2024

Introduction and Statement of General Policy
This Code of Ethics (the “Code”) has been adopted by Beacon Capital Management, Inc. (“Beacon”) in accordance with the Investment Advisers Act of 1940, as amended (“Advisers Act”). The purpose of the Code is to establish guidelines and procedures to identify and prevent breaches of Beacon’s fiduciary duty and to address other situations that may pose a conflict of interest or a potential conflict of interest. Additionally, Beacon has developed and adopted an Insider Trading Policy that applies to all Supervised Persons (as defined below).
Rule 204A-1 under the Advisers Act (“SEC Rule 204A-1”) requires registered investment advisers to adopt a written code of ethics addressing, among other things:
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Standard(s) of business conduct required of supervised persons that reflect the adviser’s fiduciary obligations and those of its supervised persons.
Provisions mandating compliance with applicable federal securities laws by supervised persons.
Provisions requiring all Access Persons to report, and the adviser to review, personal securities transactions and holdings.
Provisions requiring supervised persons to report violations of the code to the CCO.
Provisions requiring the adviser to provide a copy of the code to each supervised person and obtain from them written acknowledgment of receipt.
Investment advisers are fiduciaries that owe their clients a duty of care and loyalty. This fiduciary duty governs every aspect of an adviser’s conduct and relationship with clients. The guiding principle for a fiduciary is to always put the client’s interests ahead of his/her own interests and to provide full and fair disclosure to clients, including disclosure of all actual and potential material conflicts of interest.
Similarly, investment advisers may not engage in or attempt to engage in fraudulent, deceptive or manipulative conduct with respect to clients.
Beacon has a fiduciary responsibility to always act in the best interest of its clients. Accordingly, no employee of Beacon may take any action, including, but not limited to, purchasing or selling a security, for personal gain that is contrary to the interests of our clients. Beacon’s fiduciary obligations to clients also require it to maintain and enforce policies and procedures designed to prevent the misuse of material nonpublic information, including information about the adviser's securities recommendations and client securities holdings and transactions. Beacon’s duty of care also requires that it safeguard this sensitive information.
In meeting its fiduciary responsibilities to its clients, Beacon expects every employee to demonstrate the highest standards of ethical conduct for continued employment with the firm. Strict compliance with the provisions of the Code is considered a basic condition of employment. Beacon’s reputation for fair and honest dealing with its clients has taken considerable time to build. This standing could be seriously damaged as the result of even a single securities transaction being considered questionable in light of the fiduciary duty owed to our clients.
The provisions of this Code are not all-inclusive. Rather, they are intended as a guide for employees of Beacon in their conduct. In those situations where an employee may be uncertain as to the intent or purpose of this Code, s/he is advised to consult with Beacon’s CCO. The CCO may grant exceptions to certain provisions contained in this Code, but only in those situations when it is clear beyond dispute that the interests of our clients would not be adversely affected or compromised. All questions arising in connection with personal securities trading should be resolved in favor of the client even at the expense of the interests of employees.

Distribution and Certification
A copy of this Code will be distributed by the CCO to every Supervised Person, both upon hiring and annually thereafter, with amendments distributed as appropriate. Additionally, an up-to-date copy of this manual will be maintained on the firm’s Compliance Platform at all times. All Supervised Persons, both upon hiring and annually thereafter, must certify in writing that they (1) have read and understood and (2) agree to comply with the policies and procedures in this Code. Beacon’s CCO will maintain all certifications.
Employees are urged to seek the advice of Beacon’s CCO (or if unavailable, Beacon’s General Counsel)
for any questions about this Code or its application to their individual circumstances. Employees should also understand that a material breach of the provisions of the Code may constitute grounds for disciplinary action, up to and including their dismissal from Beacon.
Recognizing the importance of maintaining the firm’s reputation and consistent with our fundamental principles of honesty, integrity and professionalism, Beacon requires that employees advise Beacon’s CCO immediately if they become involved in or threatened with litigation or an administrative investigation or legal proceeding of any kind. To the extent permissible by law and applicable regulations, Beacon will endeavor to maintain such information on a confidential basis.
Scope of this Code
Topics Addressed in this Code
This Code will address securities-related conduct and focus principally on fiduciary duty and conflicts of interest related to the personal securities transactions of Beacon and its employees. Beacon addresses the topic of insider trading, specifically as it pertains to Beacon and its advisory activities, in a separate document titled Insider Trading Policy. Other conflict of interest topics pertinent to Beacon (e.g., gifts & entertainment and outside business activities) are covered in the Beacon Policies and Procedures Manual.
For non-securities-related issues (such as corporate responsibility; employment practices; workplace health/safety; sexual harassment; speaking engagements; etc.), employees should reference the SFG Employee Handbook, SEI Code of Conduct, and other employee-related policy and procedure compilations.
Persons Covered by this Code
Per SEC Rule 204A-1 requirements, the CCO has designated categories of individuals covered by this
Code, as well as certain sub-categories of individuals subject to the portions of this Code containing specific reporting requirements. The Chief Compliance Officer may from time to time re-categorize those individuals subject to this Code (or the PST compliance requirements specifically) as may be appropriate, such as interns, independent contractors or consultants. In addition, the Chief Compliance Officer may specifically exempt certain individuals from one or more of the reporting requirements.
Supervised Persons. These are individuals who are subject to the general business conduct standards and fiduciary obligations set forth in this Code. “Supervised Person” means any directors, officers, and partners of Beacon (or other persons occupying a similar status or performing similar functions); all employees of Beacon; and any other person who provides advice on behalf of Beacon and is subject to Beacon’s supervision and control.
Access Persons. A few provisions of this Code apply only to a subset of Supervised Persons designated as “Access Persons” (as defined below). All such Access Persons of Beacon are subject to the compliance procedures and reporting obligations set forth in this Code. Compliance maintains a list of Access
Persons.
Family Members. Certain provisions of this Code also apply to the “Family Members” of Access Persons. “Family Members” include an Access Person’s spouse or domestic partner, her/his children and relatives by blood or marriage residing in the same household, or to whom the Access Person, spouse or domestic partner contributes substantial support (including, e.g., adult child, stepchild, grandchild, parent, step-parent, grandparent, sibling, or in-laws).
Securities Covered by this Code
Covered Accounts. This Code covers all securities or other investments held in any brokerage, bank and/or custodial account in which Access Persons have a direct or indirect beneficial interest, such as trusts and custodial accounts or other accounts in which Access Persons have a beneficial interest, exercises investment discretion, or control (or could reasonably be expected to be able to exercise influence or control).For purposes of this Code, Access Persons are presumed to have a “beneficial interest” in securities or accounts held by their Family Members.
Covered Securities. The more granular reporting and disclosure requirements of this Code (see Code section PST Compliance Procedures below) pertain only to those Covered Accounts that hold “Covered Securities”. The term “Covered Securities” is very broad and includes instruments such as: (1) individual stocks, ETFs, and individual bonds; (2) options on securities, on indexes, and on currencies; (3) all kinds of limited partnerships; (4) foreign unit trusts and foreign mutual funds; and (5) private investment funds, hedge funds, and investment clubs.
Standards of Business Conduct
Beacon places the highest priority on maintaining its reputation for integrity and professionalism. That reputation is a vital business asset. The confidence and trust placed in Beacon and its employees by our clients is something we value and endeavor to protect.
The following sets forth the conduct standards, tailored to Beacon’s unique business model and clientele, to help us achieve these goals. All Supervised Persons are required to comply with these standards in accordance with our fiduciary obligations to our clients.
Compliance with Laws and Regulations
Beacon and its Supervised Persons must, at a minimum, comply with all applicable legal requirements, including applicable federal and state securities laws. Supervised Persons may be held personally liable for any improper or illegal acts committed during the course of their employment, and ignorance of laws and regulations is not a defense. Supervised Persons must comply with the requirements of SEC Rule 204A-1, which makes it unlawful:
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To employ any device, scheme or artifice to defraud an advisory client;
To make any untrue statement of a material fact to an advisory client, or omit to state a material fact necessary, in order to make the statement not misleading;
To engage in any act, practice or course of business that operates or would operate as a fraud or deceit on an advisory client;
Engage in any manipulative practice with respect to securities, including price manipulation
Favor the interests of one client over another client; or
Engage in front running, and/or profit personally, directly or indirectly, as a result of knowledge about a security or a transaction.
This Code contains provisions that prohibit these and other enumerated activities and that are reasonably designed to detect and prevent violations of this Code as well as the Advisers Act.
Conflicts of Interest
As a fiduciary, Beacon has an affirmative duty of loyalty, honesty, and good faith to act in the best interests of our clients. In general, a “conflict of interest” occurs when a personal interest of the firm interferes (or could potentially interfere) with our responsibilities to our clients. There are many types of potential conflicts (e.g., favoring certain clients over others, competing with client trades). Beacon strives to identify and avoid conflicts of interest with clients, and to fully disclose all materials facts concerning any conflict that does arise with respect to any client. Supervised Persons should also strive to avoid conflicts of interest.

Insider Trading
Section 204A of the Advisers Act requires the establishment and enforcement of policies and procedures reasonably designed to prevent the misuse of material, nonpublic information by advisers. Such policies and procedures are contained in the separate Insider Trading Policy.
Confidentiality of Client Information
Confidential Client Information
In the course of investment advisory activities, Beacon gains access to nonpublic information about its clients, including (but not limited to) a person’s status as a client, personal financial and account information, the allocation of assets in a client portfolio, the composition of investments in any client portfolio, information relating to services performed for or transactions entered into on behalf of clients, advice provided by Beacon to clients, and data or analyses derived from such non-public personal information (collectively referred herein as “Confidential Client Information”). All Confidential Client Information, whether relating to Beacon’s current or former clients, is subject to this Code’s policies and procedures. Any doubts about the confidentiality of information must be resolved in favor of confidentiality.
Non-Disclosure of Confidential Client Information
Confidential Client Information may only be disclosed when such disclosure is consistent with firm policy and the client’s direction. Beacon does not share Confidential Client Information with any third parties, except in the following circumstances:
•as necessary to provide service(s) that the client requested or authorized, or to maintain and service the client's account. Beacon requires that any financial intermediary, agent or other service provider it utilizes (e.g., broker-dealers, sub-advisers, custodians and other service providers) comply with substantially similar standards for non-disclosure and protection of
Confidential Client Information and use the information provided by Beacon only for the performance of the specific service requested by Beacon;
•as required by regulatory authorities or law enforcement officials who have jurisdiction over Beacon, or as otherwise required by any applicable law. In the event Beacon is compelled to disclose Confidential Client Information, Beacon will provide prompt notice to those clients affected, so that those clients may seek a protective order or other appropriate remedy. If no protective order or other appropriate remedy is obtained, Beacon will disclose only such information, and only in such detail, as is legally required; and
•to the extent reasonably necessary to prevent fraud, unauthorized transactions or liability.
All Supervised Persons are prohibited, either during or after the termination of their employment with Beacon, from disclosing Confidential Client Information to any person or entity outside the firm, including Family Members, except under the circumstances described above. A Supervised Person is permitted to disclose Confidential Client Information only to such other Supervised Persons who need to have access to such information in order to provide products or services to clients.
Supervised Persons are also prohibited from making unauthorized copies of any documents or files containing Confidential Client Information and, upon termination of their employment with Beacon, must return all such documents to the firm.
Any Supervised Person who violates the non-disclosure policy described above will be subject to disciplinary action, up to and including possible dismissal, whether or not s/he benefited from the disclosed information.
Safeguarding of Confidential Client Information
Beacon protects the security of Confidential Client Information by maintaining password protected computers within the office, files that are locked and are available only to those with access keys, secure document drives, and firewalls on its network in order to prevent anyone outside of authorized parties from viewing information that is not public in nature. Furthermore, Supervised Persons must conduct any conversations involving Confidential Client Information in private, if appropriate at all, and use care to avoid any unauthorized persons overhearing or intercepting such conversations.
Privacy Policy
Beacon and all Supervised Persons must comply with SEC Regulation S-P, which requires registered investment advisers to adopt policies and procedures to protect the “nonpublic personal information”
of natural person clients. “Nonpublic information”, under SEC Regulation S-P, includes personally identifiable financial information and any list, description, or grouping that is derived from personally identifiable financial information. Personally identifiable financial information is defined to include information supplied by individual clients, information resulting from transactions, any information obtained in providing products or services. Pursuant to Regulation S-P, Beacon has adopted policies and procedures to safeguard the information of natural person clients.
Enforcement and Review of Confidentiality and Privacy Policies
The Chief Compliance Officer is responsible for reviewing, maintaining and enforcing Beacon’s confidentiality and privacy policies and is also responsible for conducting appropriate training to ensure adherence to these policies. Any exception to this policy requires the Chief Compliance Officer’s written approval.
Personal Securities Transactions
General Policy
Beacon has adopted the following principles governing the personal securities transaction (“PST”) activities by its Access Persons:
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to always place the interests of client accounts first and foremost;
to conduct all personal securities transactions in such manner as to avoid any actual or potential conflict of interest or any abuse of an individual’s position of trust and responsibility; and
to avoid taking inappropriate advantage of their positions, and especially at the expense of its clients.
Preclearance
SEC Rule 204A-1 mandates preclearance of the following types of investments:
•Initial Public Offerings; and
•Limited Offerings/Private Placements
Access Persons wishing to acquire for her/his personal account beneficial ownership in any securities in an Initial Public Offering (IPO) (as defined below) and/or limited offering/private placement (as defined below) will need to obtain the prior written approval of Beacon’s CCO. In preclearance requests to
Beacon’s CCO, Access Persons will need to provide full details of the proposed transaction (including written certification that the investment opportunity did not arise by virtue of that Access Person’s activities on behalf of a client) and, if approved, expect to be subject to continuous monitoring for possible future conflicts.
See section PST Compliance Procedures below for details on how to submit preclearance requests.
Additional Policies
Beacon’s CCO reserves the right to adopt additional prohibitions and/or restrictions on Access Person trading activities, including, but not limited to:
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imposing preclearance requirements for certain security types (e.g., small-cap equities), imposing blackout periods,
restricting short-term trading in the same security(ies),
limiting holdings in a security to a certain percentage, and maintaining restricted lists.

PST Compliance Procedures
Personal Securities Account Disclosure
Access Persons are required to disclose their personal securities accounts to Beacon, with a subset of those disclosed being identified as a “Covered Account” and subject to reporting requirements (see below beginning with Holdings Reports for more details) or otherwise exempt from such reporting. Access Persons having no personal securities accounts will be able to certify to such to Beacon’s CCO
Onboarding
Within 10 days of being designated an Access Person, Access Persons must disclose all their personal securities accounts to Beacon’s CCO. Access Persons disclose such accounts by completing the “Initial Personal Securities Account Disclosure” form via the Compliance Platform.
Beacon’s CCO will then identified which of those accounts hold (or are capable of holding) Covered Securities and thereafter arrange with Access Persons to set those Accounts up for ongoing reporting (e.g., direct electronic feed). Access Persons may request that one or more disclosed Accounts be exempt from reporting (see below for Reporting Exemption requests).
New Account Opening Requests
Before establishing a new personal securities account, Access Persons must first request approval from Beacon’s CCO by completing the “Request to Open Personal Securities Account” form via the
Compliance Platform. Access Persons should be prepared to provide the name(s) under which the account is to be held, the name of the financial institution to maintain the Account, and the date to be established, among other details.
Once approved, Beacon’s CCO will arrange with the Access Person to set the Account up for ongoing reporting. Access Persons may request that one or more disclosed Accounts be exempt from reporting (see below for Reporting Exemption requests).
Closed Account Deactivation
Whenever they close a previously disclosed Account, Access Persons are also required to submit a deactivation request using the Manage Trading Accounts option via theCompliance Platform.
Preclearance Requests
IPOs/Private Placements. Access Persons wishing to participate in an IPO and/or Limited
Offering/Private Placement must obtain clearance for such transactions from Beacon’s CCO. Approval of such transactions will be subject to the requesting Access Person’s knowledge of the following information:
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Whether the Access Person is aware of any current order for any advisory client(s) to buy or sell the same or similar security, is being considered for purchase or sale for any advisory client(s), or is currently owned by any advisory client(s);
Whether the Access Person has any material, non-public information about the security or the company;
Whether the security should be considered an investment opportunity for clients;
Whether the security has been bought or sold by the Access Person within 60 days.
Note that advance trade clearance in no way waives or absolves any Access Person of the obligation to abide by the provisions, principles and objectives of this Code.
Beacon’s ETF. Access Persons wishing to obtain interests in Beacon’s ETF must obtain preclearance from Beacon’s CCO.
Holdings Reports
Onboarding
Within 10 days of being designated an Access Person, Access Persons must disclose to Beacon’s CCO information about her/his Covered Securities holdings in the Covered Accounts. Access Persons disclose such Covered Securities by completing the “Initial Holdings Report” Certification and related spreadsheet via theCompliance Platform. The information in the report must be current as of a date no more than 45 days prior to the date of designation. Access Persons having no such holdings will be able to certify to such to Beacon’s CCO.
Periodic
Within 30 days after the end of the calendar year, Access Persons must submit a holdings report to
Beacon’s CCO. Access Persons disclose such Covered Securities by completing the “Annual Holdings
Report” Test (and related spreadsheet, if applicable) via theCompliance Platform. The information in the report must be current as of a date no more than 45 days prior to the date of designation or 45 days prior to the date the report was submitted. Again, Access Persons having no such holdings will be able to certify to such to Beacon’s CCO.
Quarterly Transaction Reports
No later than 30 days after the end of each calendar quarter, Access Persons must report all transactions effected for Covered Securities during the prior quarter to Beacon’s CCO. Access Persons disclose such transactions by completing the “Quarterly Transaction Disclosure” Cert via Compliance Platform, which is distributed to all Access Persons. Access Persons effecting no personal securities transactions during a particular calendar quarter will be able to certify to such to Beacon’s CCO.
Access Persons can report their transaction data one or more ways:
•Via a direct electronic feed established between their account(s) and theCompliance Platform.
•Via duplicate copies of all transactions confirmations and periodic statements* for their account(s); Access Persons may direct financial institutions to provide Beacon, on a timely basis, with such duplicate copies of confirmations of all transactions and copies of periodic statements for all accounts; provided that all the required information is contained in such confirmations and statements.
•By personally uploading copies of all transactions confirmations and periodic statements for their account(s).
No matter the method chosen, Access Persons must complete the quarterly report by reviewing the transaction data and certifying that such data provided is current and accurate.
*Note that providing duplicate account statements and confirmations will not satisfy the Holdings Reports requirements.
Reporting Exemptions

Access Persons only need to report transactions in Covered Securities. Per this Code, Covered Securities do NOT include:
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Direct obligations of the U.S. government (e.g., Treasury securities);
Bankers’ acceptances, bank certificates of deposit (CDs), commercial paper, and high quality short-term debt obligations, including repurchase agreements; Shares issued by money market funds;
Shares of open-end mutual funds that are not advised or sub-advised by the firm (or certain affiliates, where applicable); and
Shares issued by unit investment trusts that are invested exclusively in one or more open-end funds, none of which are funds advised or sub-advised by the firm (or certain affiliates, where applicable).
Access Persons are not required to submit any report with respect to transactions effected pursuant to an “automatic investment plan” (defined below). A common example of an automatic investment plan is a dividend reinvestment plan, or DRIP, which is a program that allows investors to automatically reinvest their cash dividends into additional shares or fractional shares of the underlying stock on the dividend payment date.
Access Persons are also not required to submit any report with respect to securities held in accounts over which they have no direct or indirect influence or control. Examples of account arrangements that generally would qualify for an exemption include:
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Employer-sponsored retirement plans, such as 401(k)’s;
Direct fund company investment plans, such as with American Funds;
529 and other college savings plans, such as College Savings Iowa;
Trustee(s) or other third-party portfolio manager granted discretionary investment authority.
Trustee/Managed Account Request & Verification
Concerning trustee or third-party portfolio manager arrangements, certain arrangements would NOT qualify for an exemption where such authority would not otherwise prevent the Access Person from:
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Suggesting purchases or sales of investments to the trustee or third-party portfolio manager; Directing the purchase or sale of investments; or
Consulting with the trustee or third-party portfolio manager as to the particular allocation of investments within the account.
Request. Access Persons looking to exclude certain accounts in reliance upon the Reporting Exception will be required to complete the “PST Account Reporting Exemption Request” form, providing specific information about the account, including individuals having pecuniary interest in the account, and the identification and contact information for certain individuals legally authorized to exercise discretionary control over such account.
Verification. Beacon’s CCO will seek verification of certain account information provided in the Form, which may periodically include verification by individuals identified in the Form and/or a request for copies of a quarterly transaction statement for Beacon’s review and records.
Digital Assets
The SEC has defined a “digital asset” to be “an asset issued and/or transferred using distributed ledger or blockchain technology, including assets sometimes referred to as ‘cryptocurrencies,’ ‘virtual currencies,’ digital ‘coins,’ and digital ‘tokens.’”
Certain digital assets, such as Bitcoin and Ether, are decentralized virtual currencies that transfer on a peer-to-peer basis and can be used like money to purchase goods or engage in other commercial transactions. They are not subject to any central authority or backed by any government. The SEC has stated that these types of digital assets are so decentralized that they should not be deemed to be securities. Different from Bitcoin and Ether, many “tokens” or “coins” that have been offered in initial coin offerings (ICOs) as a means of raising capital for a business or blockchain project represent another iteration of digital assets.
Any Access Person who engages in personal trading of digital assets, such as cryptocurrency and tokens, are required to include such digital assets on their initial holdings report. If, upon further analysis,
Beacon’s CCO determines that one or more of the held digital assets constitutes “Covered Securities”, then the Access Person will be required to complete all applicable PST compliance requirements for such digit assets.
PST Monitoring & Review
Beacon’s CCO will monitor and review all reports required under this Code for compliance with PST policies and applicable SEC rules and regulations and may also initiate inquiries of Access Persons regarding their respective personal trading activities. Examples of reviews by Beacon’s CCO including, but are not limited to, comparing trading activity against client trading information and/or Beacon’s Restricted List for instances of trading practices that harm Beacon’s clients, such as scalping, front- running or taking an investment opportunity from a client for an Access Person’s own benefit.
Access Persons are required to cooperate with such inquiries and any monitoring or review procedures employed by Beacon. Any transactions for any accounts of the Chief Compliance Officer will be reviewed and approved by the General Counsel, or other designated supervisory person. At least annually, the Chief Compliance Officer will identify all persons who are required to file reports pursuant to this Code and inform such Access Persons of their reporting obligations.
If an Access Person has any questions regarding the above requirements or whether a particular requirement applies, s/he should consult with Beacon’s CCO.
Violations, Reporting, and Questions
If a Supervised Person of Beacon suspects a violation of this Code (or potentially illegal conduct), he or she is required to immediately report that suspected violation to the CCO. Failure to report suspected violations of this Code is itself a violation of this Code and subject to penalty, as discussed below.
Beacon’s CCO will promptly report any violations of this Code to the owners and directors of Beacon and corrective measures, if appropriate, will be taken at that time. Reports of violations may come from violators themselves who discover an inadvertent violation, are party to certain “Reportable Events”, or may come from others within the company who discover the violation of a fellow employee.
Reportable Events
There are certain violations of the Code of Ethics that constitute “Reportable Events” that are must be disclosed to the CCO in a timely manner.
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Violation of any provision of any securities laws or regulation or any agreement with or rule of standard of any government agency, self-regulatory organization or business or professional organization or has engaged in conduct which is inconsistent with just and equitable principles of trade or detrimental to the interests or welfare of the exchanges
Is the subject or any written customer complaint involving allegations of theft or misappropriation of funds or securities forgery
Is named as the defendant or respondent in any proceeding brought by a regulatory or self- regulatory body.
Is denied registration, expelled, enjoined, directed to cease and desist, suspended or otherwise disciplined by any securities, insurance, or commodities industry regulatory or self-regulatory organization; is denied membership or continued membership in any self-regulatory organization; or is barred from becoming associated with any member or member organization of any self-regulatory organization.
Is arrested, arraigned, indicted, or convicted of, or pleads guilty to or pleads no contest to any criminal offense (other than minor traffic violations).
Is a director, controlling stockholder, partner, officer or sole proprietor, or an associated person with a broker, dealer, or insurance company which was suspended, expelled, or had its registration denied or revoked by any agency, jurisdiction, or organization or is associated in such capacity with a bank, trust company or other financial institution which was convicted of or pleaded no contest to any felony or misdemeanor.
Is a defendant or respondent in any securities or commodities related civil litigation or arbitration which has been disposed of by judgment, award or settlement for an amount exceeding $15,000
Is or becomes associated in any business or financial activity with any person who is subject to a “statutory disqualification” as that term is defined in the Securities Exchange Act of 1934
Is the subject of any claim for damages by a customer, broker or dealer which is settled for an amount exceeding $15,000.

Reporting Potential Violations and/or Misconduct
To ensure consistent implementation of such practices, it is imperative that Supervised Persons have the opportunity to report any concerns or suspicions of improper activity at the firm (whether by a Supervised Person or other party) confidentially and without retaliation.
Beacon’s Whistleblower Policy covers the treatment of all concerns relating to suspected illegal activity or potential misconduct.
Supervised Persons may report potential misconduct by submitting a “Report Incident” form via the
Compliance Platform. By default, the report are submitted anonymously unless the reporting individual unchecks the option that indicates the sender wishes to remain anonymous. Reports of violations or suspected violations must be reported to Beacon’s CCO or, provided the CCO also receives such reports, to the General Counsel or other designated members of Beacon management. Supervised Persons may report suspected improper activity by the CCO to Beacon’s General Counsel and/or other senior management.
Responsibility of the Whistleblower
A person must be acting in good faith in reporting a violation, misconduct or other concern under this policy. A malicious allegation known to be false is considered a serious offense and shall be subject to disciplinary action up to, and including dismissal.
Handling of Reported Violation or Misconduct
Beacon will take seriously any report regarding a potential violation of firm policy or other improper or illegal activity, and recognizes the importance of keeping the identity of the reporting individual from being widely known. Supervised Persons are to be assured that Beacon will appropriately manage all such reported concerns or suspicions of improper conduct in a timely and professional manner, confidentially and without retaliation.

In order to protect the confidentiality of the individual submitting such a report and to enable Beacon to conduct a comprehensive investigation of reported misconduct, Supervised Persons should understand that those individuals responsible for conducting any investigation are generally precluded from communicating information pertaining to the scope and/or status of such reviews.
No Retaliation Policy
It is Beacon’s policy that no Supervised Person who submits a complaint made in good faith will experience retaliation, harassment or unfavorable or adverse employment consequences. A Supervised Person who retaliates against an individual reporting a complaint will be subject to disciplinary action, up to, and including dismissal. A Supervised Person who believes s/he has been subject to retaliation or reprisal as a result of reporting a violation is to report such action to Beacon’s CCO or to the General
Counsel or other senior management in the event the concern pertains to the CCO.
Sanctions
Penalty for violation of this Code are outlined in this section and could result in immediate dismissal of the violator, or could include stricter procedures for securities trading and other activities. If any violation of this Code is determined to have occurred, Beacon’s CCO may impose sanctions and take such other actions, including, without limitation, requiring that the trades in question be reversed, requiring the disgorgement of profits, issuing a letter of caution or warning, imposing heightened supervision requirements, issuing a suspension of personal trading rights or suspension of employment (with or without compensation), imposing a fine, making a civil referral to the SEC, making a criminal referral, and/or terminating employment for cause or any combination of the foregoing. Note that these are guidelines only, allowing Beacon to apply any appropriate sanction depending upon the circumstances, up to and including dismissal. Possible sanctions for violations of the Code of Ethics are as follows:
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Educational Notice- provides verbal or written notice of the event which has triggered the need for response and provides education on the firm’s policies governing the violation.
Letter of Caution- Similar to an Educational Notice but must be provided in writing. A Letter of
Caution is a formal element of the supervised person’s compliance record, but generally would not require any form of Disclosure on the firm’s ADV.
Letter of Warning- Similar to a Letter of Caution in that it must be provided in writing but is generally a violation that is more serious in nature. This event may or may not require regulatory disclosure and the firm may or may not combine a Letter of Warning with additional sanctions. The Letter of Warning differs from the Letter of Caution in that it includes definitive sanctions which must be enforced upon a repeat offense.
•Heightened Supervision- Automatically triggered by regulatory action; may also be triggered by previous documented failures to follow firm policies and procedures. Heightened supervision is in conjunction with the firm’s standard supervision and will place the supervised person under a higher standard of scrutiny with regards to business related communications, trading responsibilities, or any other type of supervision prescribed by the CCO designed to mitigate risk and correct the deficient actions. Continuing Education courses may also be prescribed to bring further awareness in resolution of the violation. If during the course of employment with
Beacon a supervised person engages in a pattern of concerning behavior, Beacon may adopt a heightened supervision regime or employ other remedial actions if appropriate. The CCO will commence an internal review when he or she receives a referral or otherwise believes it necessary.
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Fines- The firm may impose monetary penalty for failure to follow Policies and Procedures. Non-
payment of fines may trigger additional disciplinary actions.
Suspension/Termination- Either independently or as part of a regulatory sanction, the firm may suspend or terminate any supervised person for failure to comply with firm policies.

All sanctions and other actions taken shall be in accordance with applicable employment laws and regulations. Any profits forfeited shall be paid to the applicable client(s), if any, or given to a charity, as Beacon’s CCO shall determine is appropriate.
If a Supervised Person has a question as to the applicability or interpretation of the foregoing requirements, or as to the propriety of any actions, s/he is required to discuss the question with Beacon’s CCO before trading or communicating the information to anyone.
Administration and Enforcement of this Code
Training and Education
As appropriate, Beacon’s CCO will provide all Supervised Persons with training and education regarding this Code and related issues to remind them of their obligations. Such training will be mandatory for all Supervised Persons and will be provided as often as deemed appropriate and at least annually.
Annual Review and Written Report
On an annual basis, the CCO will review the adequacy of this Code and prepare a written report to the Governance Committee of Beacon setting forth a summary of the effectiveness of the policies and procedures of the Code and Insider Trading Policy, as well as a full discussion of material violations and recommended revisions, if any.
Recordkeeping
Beacon’s CCO will maintain - in a readily accessible place - the following records:
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a copy of any version of this Code adopted by Beacon pursuant to SEC Rule 204A-1 which is or has been in effect during the past five (5) years;
a record of any violation of this Code and any action that was taken as a result of such violation for a period of five (5) years from the end of the fiscal year in which the violation occurred;
a record of all written acknowledgements of receipt of the Code and amendments thereto for each Supervised Person who is currently, or within the past five (5) years was, a Supervised
Person which shall be retained for five (5) years after the individual ceases to be a Supervised Person of Beacon;
a copy of each report made pursuant to SEC Rule 204A-1, including any brokerage confirmations and account statements provided in lieu of these reports;
a list of all persons who are, or within the preceding five (5) years have been, designated as
Access Persons; and
a record of any decision and reasons supporting such decision to approve an Access Persons’ acquisition of securities in IPOs and limited offerings/private placement within the past five (5)
years after the end of the fiscal year in which such approval is granted. an up-to-date copy of the firm’s Restricted List a list of items referred to the Governance Committee and their decisions all records of Internal Reviews and the processes surrounding those reviews

Appendix A. Definitions
“Access Person” means any Supervised Person of Beacon who: (i) has access to nonpublic information regarding any Advisory Client’s purchase or sale of securities; or (ii) is involved in making securities recommendations to Advisory Clients, or who has access to such recommendations that are nonpublic. Beacon has notified all Access Persons of their designation.
“Advisory Client” means any person or entity to which Beacon provides investment advisory services.
“Automatic investment plan” means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An automatic investment plan includes a dividend reinvestment plan.
“Initial public offering” or “IPO” means an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the Securities Exchange Act of 1934.
“Limited offering” means an offering of securities that is exempt from registration under the Securities Act pursuant to Section 4(2) or Section 4(5) or pursuant to Rule 504, 505, or Rule 506 under the Securities Act.
“Purchase or sale” of a security includes, among other things, the writing of an option to purchase or sell a security.
“Watch list” typically represent a list of issuers currently being evaluated as potential investment opportunities. Beacon may restrict trading in such securities by one or more of Access Persons, or may more broadly apply the restriction to some or all Access Persons. The “Watch List” differs from the
“Restricted List” in that the Restricted List contains securities where MNPI has been received. The
“Watch List” contains securities that Beacon is not currently transacting in, but may at some point take positions in and provide an opportunity for Access Persons to act contrary to the fiduciary duty of
Beacon clients.